Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 25, 2019, with respect to the consolidated financial statements of WeWork Companies Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-233259) and related Prospectus of The We Company for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

September 3, 2019